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                                                                        SMARTIRE

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - July 7, 2005
Contact:
Hawk Associates at 1.305.451.1888
Email: info@hawkassociates.com


                      SmarTire Announces Management Changes

RICHMOND, BRITISH COLUMBIA, CANADA: July 7, 2005 - SmarTire Systems Inc. (OTCBB:
SMTR) today announced the reorganization of its senior management team effective June 30th. President and CEO, Robert Rudman has resigned and will serve SmarTire both as the non-executive Chairman of the Board and as a consultant to the Company. Chief Operating Officer, Al Kozak has been promoted to the position of President and CEO. The General Manager of the Company's European operations, Nigel Hammond has been promoted to the new position of Managing Director, SmarTire (Europe).

Robert Rudman stated,"As SmarTire enters its next major stage of development, it is necessary that all members of our senior management team have the responsibility and authority to focus their unique skill sets on the opportunities and challenges ahead. In my particular case, I can best serve SmarTire as the Chairman of the Board and consultant to the Company. With the completion of the major financing that we announced yesterday, SmarTire now has the capital resources to execute on its strategic plan and it is in this area that I will play an active role. In addition, I will continue to be the company's primary representative to the investment community."

Rudman continued, "I am very pleased to announce the promotion of Al Kozak to the position of President and CEO. Mr. Kozak has been with the company for three years in the capacity of Chief Operating Officer. He brings over thirty years experience in various high technology companies ranging from industrial controls, telecommunications, networking, semiconductor design, and manufacturing. During his career, Mr. Kozak has held numerous senior management positions and was actively involved with the launch of five companies - all of which have continued to grow and prosper. With his diverse background, he has been instrumental in the development of a plan and vision for SmarTire that we expect will enable the company to capitalize on its core tire monitoring technology by developing a new family of wireless products."
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"I am pleased to accept this new position," said Mr. Kozak. "The vehicle industry is a challenging market for a new company to enter but we have positioned SmarTire for success. We are rapidly transitioning from a single product company to a provider of turnkey solutions for vehicle manufacturers based on an architecture that will support multiple sensing and control applications. We are currently marketing systems based on state of the art communications protocols that network SmarTire into the heart of the vehicle's computer and control systems."

The company also announced the promotion of Nigel
Hammond to the position of Managing Director of SmarTire (Europe). Mr. Hammond has 25 years of experience in the European market and joined SmarTire in 1988. Prior to joining the Company, Mr. Hammond specialized in introducing new products to various markets with particular success in the compact construction equipment and specialist tire sectors. In SmarTire's European operations, he has held various positions in sales management, business development and most recently as General Manager.

About SmarTire Systems Inc.

SmarTire develops and markets proprietary advanced tire pressure monitoring and technology systems for the global automotive and transportation industries. The U.S. Government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. The company's vision is to become the preeminent provider of wireless sensing and control systems for vehicles worldwide. Incorporated in 1987, SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found online at www.hawkassociates.com/smartire/profile.htm.

Additional information about SmarTire Systems can be found on the website www.smartire.com. An online investor kit containing SmarTire press releases, SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at www.hawkassociates.com and www.hawkmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall of Hawk Associates at (305) 451-1888, email: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements. The company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.